Exhibit 24.5

POWER OF ATTORNEY

     THE UNDERSIGNED director of Culp, Inc. (the “Company”) hereby appoints Franklin N. Saxon and Kathy J. Hardy and each of them singly, as the undersigned’s lawful agent and attorney-in-fact, with full power of substitution and resubstitution, for and on behalf and in the name of the undersigned, to execute and file with the Securities and Exchange Commission (the “Commission”) (i) a registration statement on Form S-8 pursuant to the Securities Act of 1933, as amended (the “Act”), for the purpose of registering 1,000,000 shares of the Company’s common stock, $.05 par value per share (“Common Stock”), to be issued upon the exercise of options granted under the Culp, Inc. 2002 Stock Option Plan (the “Plan”) and the associated rights to purchase preferred stock (“Rights”) to be issued upon the exercise of such options pursuant to the Rights Agreement, dated as of October 8, 1999 (the “Rights Agreement”) between the Company and Equiserve Trust Company, N.A., as Rights Agent, (ii) any and all amendments, including post-effective amendments, and exhibits to such registration statements, and (iii) any and all applications or other documents to be filed with the Commission or otherwise pertaining to such registration statements or amendments, with full power and authority to take or cause to be taken all other actions that in the judgment of such appointed person(s) may be necessary or appropriate to effect the registration under the Act of the shares of the Company’s Common Stock offered or to be offered pursuant to the Plan and the associated Rights.

     EXECUTED on the 10th day of December, 2002.

-s- Patrick H. Norton

Patrick H. Norton